Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use of our reports dated March 30, 2007, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of the Company’s internal control over financial reporting, of Carrizo Oil & Gas, Inc. for the year ended December 31, 2006, in Supplement No. 4 dated April 2, 2007 to the Prospectus dated November 16, 2006 related to the Registration Statement on Form S-1 (File No. 333-136778).
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
April 3, 2007